Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 18, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.054808 per unit, payable on October 15, 2018, to unit holders of record on September 28, 2018.

This month’s distribution increased from the previous month due to a decrease of LOE expenditures relating to substantive workover expense for the previous month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in an increase in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties. This, along with an increase in the oil prices and gas prices contributed to the increase. The Texas Royalty Properties saw a decrease in both production of oil and gas and pricing for oil for the month, slightly offset by higher gas pricing, including pricing for NGLs.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 49,076 barrels of oil and 303,074 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 16,679 barrels of oil and 104,211 Mcf of gas. The average price for oil was $60.40 per bbl and for gas was $3.87 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,152,509. Deducted from these would be the Lease Operating Expense (LOE) of $2,063,273, taxes of $269,992 and Capital Expenditures (CAPEX) of $2,717 totaling $2,335,982 resulting in a Net Profit of $1,816,527 for the month of August. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,362,395 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,076	303,074	16,679	104,211*	$60.40	$3.87**
Texas Royalties	21,816	21,042	18,963	18,251*	$59.48	$6.87**

Prior Month
Waddell Ranch	48,224	292,069	9,223	57,098*	$56.15	$2.84**
Texas Royalties	22,002	25,748	19,149	22,324*	$59.63	$6.80**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 21,816 barrels of oil and 21,042 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,963 barrels of oil and 18,251 Mcf of gas. The average price for oil was $59.48 per bbl and for gas was $6.87 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,442,170. Deducted from these were taxes of $154,372 resulting in a Net Profit of $1,287,799 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,223,409 to this month’s distribution.

General and Administrative Expenses deducted for the month were $33,605 resulting in a distribution of $2,554,577 to 46,608,796 units outstanding, or $0.054808 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839